June 6, 2014

Dear Ken:

Congratulations! Please accept our offer to become part of EA’s rich game making history and future.

Subject to the approval of the compensation committee, I am pleased to offer you a regular full-time position with Electronic Arts as an Executive Vice President, Chief Technology Officer. Your base salary will be $550,000.00 annualized, minus applicable deductions. You will be reporting to Andrew Wilson, Chief Executive Officer.

As an EA employee, you will be eligible to participate in our discretionary bonus program. Your discretionary bonus target will be 75% of your salary. Bonus payments are calculated and paid based on the achievement of various individual and company performance objectives, as periodically established and evaluated by EA. You must be employed by EA by January 15th to be eligible for a bonus for the current bonus period. For those who have been employed for less than 1 year, bonus payments are prorated based on actual months of employment. The specific terms and conditions applicable to your individual participation in the bonus program will be based on your position within EA and are subject to change at EA’s sole discretion. You must be employed by EA at the time bonuses are paid to receive a bonus payment.

I will recommend to the Compensation Committee that you be granted a one-time equity Award, in accordance with our 2000 Equity Incentive Plan, with an aggregate Award value of $6,500,000. The Award shall consist of two components: (a) Restricted Stock Units (RSUs) with a fair market value of $5,000,000 as of the date of grant, and (b) the remaining $1,500,000 of the aggregate Award value to be granted in the form of a non-qualified stock option to purchase shares of Electronic Arts stock (Options). The number of Options to be granted will be calculated at the close of market on the grant date in accordance with EA’s option valuation practices. The RSUs will vest as to the following schedule 25% of the RSUs after 6 months, 35% of the RSUs after 12 months, and
20% of the RSUs after 24 and 36 months from the original grant date. The Options will first vest and become exercisable as to one-third (1/3) of the underlying shares on each of the 12-month, 24-month and 36-month anniversaries of the vest start date. The Committee will grant the RSUs and Options on the next regularly scheduled grant date after you commence employment (i.e. the 16th of the month following your commencement of employment, or the first NASDAQ trading day thereafter). You will receive more details regarding this Award from Stock Administration after the grant date.

Lastly, EA is providing you a one-time bonus of $170,000 (minus applicable taxes) at the time of hire, which is earned at the completion of your second year of employment but you will receive it within the first 30 days of your employment. If you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of your hire date, you agree to repay to EA the full amount of the bonus; or (b) on or after the one year anniversary of your hire date and prior to the second anniversary of your hire date, you agree to pay EA an amount equal to a pro-rata portion (days remaining in the two year period/730 days) of the bonus. Payment must be made to EA upon your last day of employment.

If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please contact Gabrielle Toledano. For your information, we have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are available on EA's intranet and will be reviewed with you at New Hire Orientation.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent upon you returning a signed copy of Electronic Arts’ New Hire/ Proprietary Information Agreement, which is attached. A signed copy of the agreement will be available for you to download once you have submitted it back to EA.

This offer of employment is contingent upon you providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your New Hire Orientation process.

In addition, this offer is subject to the completion of reference and background check. You will receive a written notice under separate cover, and this offer is contingent upon the results of such check being acceptable to EA.

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your employment offer and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

This offer of employment is valid for 7 days from your receipt of this letter. If you have not accepted by this date, we will assume that you have declined the offer.

If you accept this offer, please sign below and submit all pages of the original offer letter to Gabrielle Toledano from whom you received the offer electronically. A digital copy of the signed offer letter will be available to you once you have submitted it back to EA.

New Hire Orientation takes place on your first day. Prior to your start date, you will receive an email containing information on where and when you need to report. In addition, you will be sent a new hire package containing all of the necessary forms you need on your first day. Please complete all the required paperwork and bring it with you on your first day.

We are excited to have you join our team and help us be the place where GREAT people create and deliver
GREAT games.

If you have any questions regarding this offer, please feel free to contact, Gabrielle Toledano - Chief Talent Officer.

Sincerely,

/s/ Andrew Wilson
Chief Executive Officer
Electronic Arts

Accepted by candidate:    Date:

/s/ Ken Moss     6/12/14

Anticipated start date: 7/14/14

Cc: Gabrielle Toledano for distribution to personnel file

Enclosures:
New Hire/Proprietary Information Agreement
Global Code of Conduct
EA Acknowledgement of Global Polices
EA Self Identification Form
EA Relocation Summary